UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ___)

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ABM Industries Incorporated

(Name of Registrant as Specified in Its Charter)

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Commencing on March 19, 2020, ABM Industries Incorporated (“ABM”) sent the following communication to certain of its stockholders.

To Our Stockholders:

Donald Colleran is a valued member of ABM’s Board of Directors who brings a deep expertise in sales, operations, revenue generation and client engagement.  Unfortunately, during our 2019 fiscal year his meeting attendance fell slightly below 75 percent.  As described in ABM’s 2020 Proxy Statement, the ABM Board of Directors appointed Mr. Colleran to its Compensation and Strategy and Enterprise Risk Committees midway through the 2019 fiscal year, upon the recommendation of the Board’s Governance Committee, which considered among other things Mr. Colleran’s exceptional contributions to the Board immediately upon his election in 2018.

During the 2019 fiscal year, Mr. Colleran had an unexpected and atypical trip to mainland China that caused him to miss one Board meeting.  On that same day, the Compensation and Strategy and Enterprise Risk Committees also held meetings.  As a result, Mr. Colleran’s attendance percentages were disproportionately impacted by this one absence.  Had he been able to attend that single day, Mr. Colleran’s overall attendance percentage would have been 92 percent.

Mr. Colleran reviewed and discussed the information that was conveyed at that day’s meetings with the Chairman of ABM’s Board and with ABM’s Chief Executive Officer. Throughout 2019, Mr. Colleran actively participated in all major discussions and decisions of the Board.  Further, as an expert in sales and revenue generation, Mr. Colleran speaks frequently with members of the ABM management team outside of scheduled Board meetings, to provide specific first-hand insight regarding key pillars of ABM’s strategic growth plan.

We do not expect Mr. Colleran’s attendance to be an issue in the future, and management and the Board remain strongly supportive of his candidacy and the value he brings to ABM. We urge our stockholders to vote in favor of his re-election to the board.

Thank you for your consideration and support.